  Exhibit 11a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the offering statement pursuant to Regulation A of Lighthouse Life Capital, LLC and to the use of our reports dated September 11, 2020 on the financial statement of Lighthouse Life Capital, LLC as of July 9, 2020 and the financial statements of Lighthouse Life Solutions, LLC as of September 30, 2019 and September 30, 2018.

BBD, LLP

Philadelphia, Pennsylvania
December 4, 2020